                                                                  Execution Copy

                          PURCHASE AND SUPPLY AGREEMENT

     This Purchase and Supply Agreement (the "Agreement"), effective as of 5 November 1998 (the "Effective Date"), is made by and between DUSA Pharmaceuticals, Inc., a New Jersey corporation, having executive offices at 181 University Avenue, Suite 1208, Toronto, Ontario M5H 3M7, Canada ("DUSA"), and National Biological Corporation, an Ohio corporation having offices at 1532 Enterprise Parkway, Twinsburg, OH 44087 ("NBC").

                                   BACKGROUND

     A. DUSA and NBC entered into a certain Co-Development Agreement on June 2, 1995, as amended of even date herewith (the "Co-Development Agreement") pursuant to which the parties developed a certain fluorescent Light Source (as defined below) useful in photodynamic therapy.

     B. DUSA desires to secure supply of the Light Sources as part of the commercialization of its Levulan(R) products.

     C. NBC has the capability and know-how necessary to supply the Light Sources, all as set forth herein below.

     NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:


                                    ARTICLE 1
                                   DEFINITIONS

     1.1 "Approval" shall have the meaning as set forth in Section 7.1 below.

     1.2 "Blu-U(R) Trademark" shall mean the "Blu-U" trademark that DUSA has registered in connection with the Light Sources, or such other trademark that DUSA registers for use with the Light Sources in jurisdictions in which "Blu-U" is not selected by DUSA for use.

     1.3 "Confidential Information" shall have the meaning as set forth in
Section 11.1 below.

     1.4 "Control" shall mean possession by a party hereto of the ability to grant a license or sublicense to particular subject matter as provided for herein without violating the terms of any in-license agreement or similar arrangements with any third party under which such subject matter was acquired by such party to this Agreement.

     1.5 "DUSA Technology" shall mean DUSA Patents and DUSA Technical
Information.

          1.5.1 "DUSA Technical Information" shall mean confidential information, tangible and intangible, and materials, including, but not limited to: pharmaceutical, chemical and biochemical products; technical and non-technical data and information, software, and/or the results of tests, assays, methods and processes; and designs, drawings, sketches, plans, diagrams, specifications and/or other documents containing said information and data; in each case that is possessed by DUSA as of the Effective Date or discovered, developed or acquired by DUSA during the term of this Agreement, to the extent such relates to the manufacture, use or sale of the Light Sources and to the extent that DUSA owns or Controls the same.

          1.5.2 "DUSA Patents" shall mean all patents and all reissues, renewals, re-examinations and extensions thereof, and patent applications therefor, and any divisions or continuations, in whole or in part, thereof, which claim the manufacture, use or sale the Light Sources and that are owned or Controlled by DUSA during the term of this Agreement.

     1.6 "FDA" shall mean the United States Food and Drug Administration.

     1.7 "Field" shall mean the photodynamic treatment or photodetection of medical disorders by light at wavelengths [c.i.] and includes the use of aminolevulinic acid and the Light Source or have an indicated use for actinic keratosis with any drug product or light source.

     1.8 "Force Majeure Event" shall have the meaning as set forth in Section
14.3 below.


     1.9 "HPB" shall mean the Canadian Health Protection Branch.

     1.10 "Light Source" shall mean the light sources meeting the Specifications together with the Stand.

     1.11 "NBC Technology" shall mean NBC Patents and NBC Technical Information.

          1.11.1 "NBC Technical Information" shall mean confidential information, tangible and intangible, and materials, including, but not limited to: technical and non-technical data and information, software, and/or the results of tests, assays, methods and processes; and designs, drawings, sketches, plans, diagrams, specifications and/or other documents containing said information and data; in each case that is possessed by NBC as of the Effective Date or discovered, developed or acquired by NBC during the term of this Agreement, to the extent such relates to the manufacture, use or sale of the Light Sources and to the extent that NBC owns or Controls the same.

          1.11.2 "NBC Patents" shall mean all patents and all reissues, renewals, re-examinations and extensions thereof, and patent applications therefor, and any divisions or continuations, in whole or in part, thereof, which claim the manufacture, use or sale the Light Sources and that are owned or Controlled by NBC during the term of this Agreement.

     1.12 "Output Regulating Circuitry System" shall mean, collectively and individually, the microcontroller, controller firmware, thyristor switching devices, buck/boost transformer, opto-electric sensors, and electronic support circuitry utilized to monitor and stabilize the power output of a Light Source.

     1.13 "Plastic Housing" shall mean that portion of the outer plastic covering of the Light Source designed by DUSA.


     1.14 "QS" shall mean current Quality Systems regulations, policies and guidance
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documents promulgated by the FDA for the design, manufacture, processing or packaging of medical devices, and corresponding regulatory standards required by other regulatory agencies in the Territory. QS shall also include those Quality Systems requirements specified by DUSA in the Specifications.

     1.15 "Specifications" shall mean the specifications set forth in Exhibit A, as may be modified in accordance with Section 3.6 below.

     1.16 "Stand" shall mean the stand for the Light Source meeting the then-current specifications therefor, which specifications are agreed to and updated by the parties hereto.

     1.17 "Territory" shall mean the United States and Canada.

                                    ARTICLE 2
                                     SUPPLY
                                     ------

     2.1 Light Source Supply. Subject to the terms and conditions of this Agreement, NBC shall supply to DUSA quantities of the Light Source ordered by DUSA from time to time during the term of this Agreement. Subject to Sections
5.2.2 and 6.2 below, DUSA agrees to order all of its commercial, clinical and other requirements of Light Sources for the Field for the Territory from NBC. The parties recognize and acknowledge that DUSA's business may be dependent on the supply of Light Sources to DUSA by NBC as specified hereunder.

     2.2 Forecasts. During the term of this Agreement, [c.i.] prior to the start of each calendar half year ("H1"), DUSA shall provide NBC with a rolling written forecast of the quantities of Light Sources estimated to be required during H1 and the following calendar half year ("H2").

     2.3 Orders.

          2.3.1 Orders. Together with each forecast provided under Section 2.2 above (the "Current Forecast"), DUSA shall place a firm order with NBC for delivery in H1 of the quantity of Light Sources equal to the quantity of Light Sources reflected for H1 in the Current Forecast. For avoidance of doubt, it is understood that DUSA may order additional quantities of Light Sources for delivery hereunder in accordance with the lead times therefor. NBC shall accept such orders from DUSA, subject to the remaining terms and conditions of this Agreement.

          2.3.2 Form of Orders. DUSA's orders shall be made pursuant to a written purchase order which is in the form attached hereto as Exhibit B, and shall provide for shipment in accordance with reasonable delivery schedules and lead times as may be agreed upon from time to time by NBC and DUSA; provided that the maximum lead time shall not exceed [c.i.] unless otherwise mutually agreed. ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS OF ANY PURCHASE ORDER, ACKNOWLEDGMENT OR SIMILAR STANDARDIZED FORM GIVEN OR RECEIVED PURSUANT TO THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED.

          2.3.3 Delays. DUSA shall be entitled to reschedule deliveries of Light Sources ordered hereunder, provided that DUSA notifies NBC of such desired changes, in writing, [c.i.] prior to the scheduled delivery date. Without limiting the foregoing, if such delay is greater than [c.i.], NBC may invoice DUSA for the Light Sources so delayed and DUSA will take title to such Light Sources upon issuance of such invoice; in which case NBC agrees to: (i) maintain a written record identifying such Light Sources as the property of DUSA, (ii) maintain such Light Sources in good condition at NBC's risk and expense, and (iii) to insure such Light Sources against loss, theft, and damage under a policy naming DUSA (or its designee) as an additional insured. Furthermore, if such rescheduling represents a delay in shipment of more than [c.i.] from the original delivery date, DUSA shall [c.i.] on such delayed Light Sources during such extended period and [c.i.]. For avoidance of doubt, the preceding provisions of this Section 2.3.3 shall not in anyway limit DUSA's rights of inspection and rejection set forth in Section 3.3 below.

          2.3.4 Inventory. Without limiting the provisions of this Section 2.3 above, it is understood that in order to accommodate DUSA's requirements of Light Sources hereunder, DUSA may request that NBC maintain in its inventory Light Source units ordered by DUSA under Sections 2.3.1 above. In such case, upon placement of a particular Light Source unit in inventory NBC may invoice DUSA for such units in accordance with Section 2.7 below on the later of (a)the date which such Light Source unit are requested to be placed in inventory and
(b) the actual date such Light Source units are included in DUSA's (or its designee's) inventory and DUSA will take title to such Light Sources upon issuance of such invoice; further NBC agrees to: (i) maintain a written record identifying such Light Sources as the property of DUSA, (ii) maintain such Light Sources in good condition at NBC's risk and expense, and (iii) to insure such Light Sources against loss, theft, and damage under a policy naming DUSA (or its designee) as an additional insured. In the event that a particular Light Source unit is held in inventory in excess of [c.i.], DUSA shall [c.i.] on such delayed Light Sources during such period and [c.i.]. For avoidance of doubt, the preceding provisions of this Section 2.3.4 shall not in anyway limit DUSA's rights of inspection and rejection set forth in Section 3.3 below.

     2.4 Price. The price to be paid by DUSA per Light Source unit ordered by DUSA shall be based upon the quantities of Light Sources ordered by DUSA for delivery pursuant to a particular purchase order issued hereunder (the "Price"); the Price schedule shall be negotiated and established in good faith promptly upon NBC's completion of its [c.i.] of Light Sources in accordance with the prices set forth on Exhibit C hereto. After which the Price schedule so established shall be substituted for Exhibit C. Notwithstanding the foregoing, beginning with the [c.i.] of the Effective Date, the Prices set forth on Exhibit C shall be subject to an adjustment once per calendar year upon six (6) months' prior written notice to DUSA, which adjustment shall [c.i.] in the then current Price for Light Sources hereunder. Such adjusted Price shall be effective for orders placed in accordance with Section 2.3 above after the Price adjustment becomes effective.


     2.5 Packaging. Light Sources shall be shipped packaged in containers in accordance with the Packaging Specifications established under Section 9.1 below or as otherwise agreed by the parties hereto in writing. Each such container shall be individually labeled with a description of its contents, including the manufacturer name, manufacturer lot number, quantity of Light Sources, and date of manufacture.

     2.6 Delivery. NBC shall deliver quantities of Light Sources ordered by DUSA on the dates specified in DUSA's purchase orders submitted in accordance with
Section 2.3 above. All Light Sources shall be delivered FCA (Incoterms 1990) NBC's manufacturing plant in Twinsburg, Ohio to the location specified by DUSA prior to the shipping date therefor. The carrier shall be selected by agreement between DUSA and NBC, provided that in the event no such agreement is reached DUSA shall select the carrier. Each shipment shall be insured for the benefit of DUSA. All [c.i.], as well as any [c.i.], shall be [c.i.].

     2.7 Invoicing; Payment. Unless earlier invoiced as set forth in Section
2.3.3 or 2.3.4 above, NBC shall submit an invoice to DUSA upon shipment of Light Sources ordered by DUSA hereunder. All invoices shall be sent to the address specified in the purchase order or as otherwise instructed by DUSA in writing, and each such invoice shall state the aggregate and unit Price for Light Sources in a given shipment, [c.i.] to the purchase or shipment initially [c.i.]. All payments hereunder shall be made in U.S. dollars, by direct bank transfer to an account designated in NBC's invoice. Payment shall be due to NBC within [c.i.] from the date of an invoice issued hereunder; provided that payment made within [c.i.] of the foregoing shall be subject to a [c.i.] percent [c.i.] discount. Notwithstanding the foregoing, NBC shall invoice [c.i.] separately on a weekly basis as incurred and DUSA agrees to remit payment therefor within [c.i.]. In addition, such [c.i.] shall not be subject to the [c.i.] percent [c.i.] discount. Any late payment hereunder shall be subject to interest at the lesser of [c.i.] percent [c.i.] per month or [c.i.], on the number of days overdue.

                                    ARTICLE 3
                                     QUALITY
                                     -------

     3.1 Quality. All Light Sources supplied by NBC shall materially conform with the current Specifications therefor and shall be manufactured in accordance with all applicable QS manufacturing and record keeping procedures and Approvals for the Light Sources in the Territory at NBC's plant located at 1532 Enterprise Parkway, Twinsburg, Ohio 44087 (the "Facility"). Notwithstanding anything herein to the contrary and for the avoidance of doubt, all Specifications shall be deemed to be material.

     3.2 Quality Control. Prior to each shipment of Light Sources, NBC shall perform quality control procedures and inspections to verify that the Light Sources to be shipped conform materially with the Specifications. Each shipment of Light Sources shall be accompanied by a certificate of conformance describing all current requirements of the Specifications, results of test performed certifying that the Light Sources supplied have been manufactured, controlled and released according to the Specifications and all relevant QS requirements at the Facility stipulated under Section 3.1 above. Without limiting the foregoing, if NBC's performance of the inspection and applicable testing procedures described in Exhibit D requires inspection or test equipment not generally available, then DUSA agrees to either (i) provide such equipment to NBC or (ii) reimburse NBC for its out of pocket costs of acquiring such equipment; provided that in either such case the following shall apply: NBC shall hold such equipment at NBC's risk and shall replace the same if they are lost, damaged or destroyed. NBC shall maintain such equipment in good condition (subject to normal wear and tear); and such equipment shall be subject to disposition by DUSA upon expiration or termination of this Agreement. Accordingly, NBC agrees to cooperate with DUSA in the filing of any UCC financing statements relating to such equipment as DUSA may deem necessary or useful. In addition, NBC shall use such equipment solely for the testing and inspection of Light Sources hereunder, unless otherwise agreed by DUSA.

     3.3 Acceptance.

          3.3.1 General. Acceptance by DUSA of Light Sources delivered by NBC hereunder shall be subject to inspection and applicable testing as generally described in Exhibit D by DUSA or its designee. The parties hereto acknowledge that the testing procedures set forth on Exhibit D as of the Effective Date represent the procedures in effect for clinical prototype Light Sources and that these procedures will most likely require modifications for commercial requirements as mutually established by the parties. If on such inspection DUSA or its designee discovers that any Light Source shipped hereunder fails to materially conform with the Specifications or otherwise fails to materially conform to the warranties given by NBC in Section 8.1 below, DUSA or such designee may reject such Light Sources, which rejection shall be accomplished by giving written notice to NBC specifying the manner in which such Light Sources fails to meet the foregoing requirements and request a Return Material Authorization ("RMA") from NBC. DUSA or its designee shall return the nonconforming Light Source in accordance with NBC's reasonable instructions with the RMA attached at NBC's expense. Upon receipt of the nonconforming Light Source NBC shall promptly issue to DUSA a credit for all amounts invoiced (including shipping and handling charges) for such Light Source. NBC shall use its best efforts to replace the Light Sources returned by DUSA within the shortest possible time. The replacement of nonconforming Light Sources shall have priority over the supply of Light Sources ordered for shipment under
Section 2.3 within the [c.i.] period prior to the return or any time after the return of the nonconforming Light Sources to NBC. The warranties given by NBC in
Section 8.1 below shall survive any failure to reject by DUSA under this Section 3.3.

          3.3.2 Settlement of Claims. In case of a disagreement between the parties regarding whether a particular Light Source unit materially complies with the Specifications, the claim shall be submitted for tests and decision to an independent testing organization which meets appropriate QS standards or consultant of recognized repute within the United States medical device industry mutually agreed upon by the parties (the "Laboratory"), the appointment of which shall not be unreasonably withheld or delayed by either party. The determination of the Laboratory with respect to such dispute shall be final and binding upon the parties. The parties and the Laboratory shall use their best efforts to complete such analysis within [c.i.] of appointment of the Laboratory as set forth above. The fees and expenses of the Laboratory shall be paid by the party against which the determination is made.

     3.4 Latent Defects. It is recognized that it is possible for a Light Source to have defects which are not be discovered upon reasonable physical inspection or testing ("Latent Defects"). As soon as either party becomes aware of a Latent Defect in any Light Source it shall immediately notify the other party as to the serial number(s) of the Light Source(s) involved, which at DUSA's election, shall be deemed rejected as of the date of such notice. NBC agrees to repair or replace all Light Sources so involved at its expense. For purposes of this
Section 3.4, "defect" shall mean that a Light Source fails to conform to the warranties given by NBC herein; however, "defect" for purposes of the foregoing, shall exclude defects in the design of the Output Regulating Circuitry System, the Plastic Housing and the Stand.

     3.5 Presence At Facility. Upon at least [c.i.] prior written notice given by DUSA to NBC, DUSA shall have the right to assign a reasonable number of employees or consultants of DUSA to inspect and audit the Facility at which Light Sources are manufactured in order to verify NBC's compliance with QS and other agreed requirements, provided, however that (i) such employees or consultants shall not unreasonably interfere with other activities being carried out at the Facility, (ii) that such employees or consultants shall observe all rules and regulations applicable to visitors and to individuals employed at the Facility, and (iii) such employees or consultants agree to maintain the Confidential Information of NBC in accordance with Article 11 below.

     3.6 Changes. DUSA shall have the right to modify the Specifications from time to time. All such modifications shall be in writing and shall be signed by an authorized representative of DUSA and NBC, and shall be effective for orders of applicable units placed after such notice. If such modifications result in a material change [c.i.] as shown by documentation provided by NBC, the parties shall agree upon an appropriate corresponding [c.i.] of the Light Sources hereunder; and if such modifications result in a delay in delivery, the parties shall negotiate a reasonable extension of the affected lead times.

                                    ARTICLE 4
                          SUPPLY OUTSIDE THE TERRITORY
                          ----------------------------

     From time to time as DUSA desires to secure supply of Light Sources for sale in area(s) outside of the Territory (collectively, the "New Area(s)"), DUSA agrees to provide notice to NBC regarding the possibility of NBC providing some or all of such supply ("Notice"). Within [c.i.] after receiving the Notice, NBC shall notify DUSA whether or not NBC so desires to discuss the possibility of supplying DUSA such Light Sources for any particular New Area(s) designated by DUSA in the Notice. If NBC desires, the parties shall negotiate in good faith for a period of [c.i.] the terms and conditions pursuant to which NBC would supply Light Sources to DUSA for sale for the New Area(s) so designated outside of the Territory. If NBC does not desire to provide such supply or the parties are unable to agree on the terms and conditions of such supply, after such [c.i.] period DUSA shall be free to secure one or more alternate sources for its requirements of Light Sources for such New Area(s) outside the Territory (including manufacturing such Light Sources itself), without any further obligation to NBC with respect to such New Area(s) so designated.

                                    ARTICLE 5
                                    LICENSES
                                    --------

     5.1 To NBC. DUSA hereby grants to NBC a license under the DUSA Technology to manufacture the Light Sources ordered by DUSA hereunder and deliver such Light Sources to DUSA or its designee as specified in this Agreement. The foregoing license shall be transferable only with the prior written consent of DUSA.

     5.2 To DUSA.

          5.2.1 General. NBC hereby grants to DUSA a worldwide license under the NBC Technology to import, use, sell, have sold and otherwise dispose of Light Sources for purposes of the Field. The foregoing license and other licenses under this Section 5.2 shall be transferable only in accordance with Section 14.5 below.

          5.2.2 Manufacturing License. NBC hereby grants to DUSA, and DUSA hereby accepts a license (the "Manufacturing License") under the NBC Technology necessary to make, have made, use. sell, have sold and otherwise dispose of Light Sources for use in applications within the Field. DUSA agrees not to exercise any of its rights under the Manufacturing License, except as expressly permitted in this Section 5.2.2 below. In any such event, NBC shall provide to DUSA or its designee copies of all documentation within NBC's control that is reasonably necessary for DUSA to exercise the Manufacturing License, and shall reasonably cooperate with DUSA to establish supply of Light Sources, including sources of components and other materials. In the event that DUSA has Light Sources manufactured by a third party, DUSA shall obtain from such third party a written confidentiality agreement to protect against the unauthorized use and disclosure of NBC's Confidential Information.

          5.2.2.1 Failure to Supply. If for any [c.i.] NBC fails to supply quantities of Light Sources (including those units placed in inventory pursuant to Sections 2.3.3 or 2.3.4) ordered in accordance with Section 2.3 above, then DUSA may manufacture or have manufactured Light Sources for sale or other distribution in the Territory for use in applications within the Field pursuant to the Manufacturing License. Without limiting the foregoing, if [c.i.] or more of the [c.i.] units of Light Source delivered hereunder or [c.i.] or more of the Light Sources supplied in [c.i.] during any [c.i.] period fail to conform to Specifications, the same shall be deemed a failure to supply for purposes of this Section 5.2.2.1; provided, however, where it can be shown that a particular Light Source failure to conform is a result of damage during shipping rather than a failure to manufacture in Specification, then such Light Source shall not be deemed to fail to conform to Specifications for purposes of the foregoing and therefore shall not be considered a failure to supply under this Section
5.2.2.1. Notwithstanding anything in this Agreement to the contrary, if NBC's failure to supply hereunder is as a result of a Force Majeure Event then DUSA's right to manufacture Light Sources under this Section 5.2.2.1 shall continue until such time as NBC provides DUSA with [c.i.] written notice of NBC's desire to resume manufacturing and reasonably demonstrates to DUSA that it is able to adequately supply DUSA's requirements of Light Sources and there after until (i) to the extent DUSA contracts with a third party to supply Light Sources, for the remaining noncancellable period of such contract, or (ii) to the extent DUSA manufactures Light Sources itself, for a period of [c.i.] after DUSA commenced manufacturing of such Light Sources, and thereafter, at such time as NBC [c.i.] by DUSA to establish such internal manufacturing capacity, unless DUSA is able to redeploy such manufacturing capacity, in which event NBC shall [c.i.] to redeploy such manufacturing capacity (it being understood that, if so requested, DUSA will use reasonable efforts to so redeploy such manufacturing capacity), and (B) DUSA's [c.i.] to establish such manufacturing capacity for such redeployed use. For purposes of the foregoing, DUSA's [c.i.] shall be determined in good faith.

          5.2.2.2 Outside the Territory. Except as otherwise agreed, upon expiration of the [c.i.] period as required in Article 4 above, DUSA may manufacture or have manufactured Light Sources for sale or other distribution for the New Area(s) so designated in DUSA's Notice for use in applications within the Field pursuant to the Manufacturing License.

          5.2.2.3 Termination. If NBC terminates this Agreement pursuant to
Section 10.3 below or DUSA terminates this Agreement pursuant to Section 10.2 below (for breach by NBC), then DUSA may manufacture or have manufactured Light Sources for sale or other distribution worldwide for use in applications within the Field pursuant to the Manufacturing License.

To the extent that DUSA elects to exercise its rights under this Section 5.2 with respect to supply within the Territory, (i) DUSA shall be relieved of its obligations under Sections 2.1, 2.2 and 2.3 and (ii) notwithstanding anything in this Agreement to the contrary DUSA's sole remedy shall be the exercise of such rights and DUSA shall not be entitled to sue for damages or seek any other remedy against NBC resulting from NBC's failure to supply hereunder.

                                    ARTICLE 6
                         EXCLUSIVITY/COMPETITIVE PRICING
                         -------------------------------

     6.1 Exclusivity. Except as provided in Sections 5.2 above or 6.2 below, DUSA agrees to purchase all of its requirements for Light Sources for the Field for sale in the Territory from NBC. In consideration of the foregoing, NBC agrees that during the term of this Agreement, NBC shall not supply or authorize a third party to supply: (i) Light Sources for any purposes (other than pursuant to this Agreement), (ii) light sources for use with aminolevulinic acid or a derivative or prodrug thereof, or (iii) light sources for photodynamic therapy or photodetection of actinic keratosis; otherwise, NBC shall have the right to manufacture and/or supply (or authorize a third party to do so) any light source for any application or purpose. If NBC supplies, or authorizes a third party to supply, such light sources to a third party, NBC agrees to restrict in writing such third party's use thereof to applications outside the Field.

     6.2 Competitive Pricing. If after the earlier of (i) the [c.i.] or (ii) DUSA's order of [c.i.] Light Sources in accordance with Section 2.3 above and notwithstanding anything herein to the contrary, DUSA receives a bona fide written quote from a non-Affiliate third party for supply of Light Sources for sale in the Territory for a price [c.i.] the Price charged by NBC hereunder for such Light Sources and on substantially similar or better terms and conditions than those hereunder, then DUSA may thereafter purchase up to [c.i.] of its requirements for the Territory from such third party on [c.i.] written notice to NBC. To the extent that DUSA elects to exercise its rights under this Section 6.2, DUSA shall be relieved of its obligations under Sections 2.1, 2.2 and 2.3 with respect to [c.i.] of its original obligations. Notwithstanding the foregoing provisions of this Section 6.2, in no event shall DUSA's obligation order Light Sources be reduced to less than [c.i.] of its commercial, clinical and other requirements of Light Sources for the Field. For purposes of this
Section 6.2 "Affiliate" shall mean any entity which controls, is controlled by or is under common control with DUSA; an entity shall be regarded as in control of another entity for purposes of the foregoing if it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

                                    ARTICLE 7
                               REGULATORY MATTERS
                               ------------------


         7.1 Regulatory Approvals. The parties understand and agree that DUSA, itself or through its agents, shall have the sole right to correspond with and submit regulatory applications and other filings to the FDA, HPB or other regulatory agencies to obtain approvals to import, export, sell or otherwise commercialize the Light Sources alone or with other products (collectively, "Approvals") as DUSA deems useful or necessary. Accordingly, except as otherwise required by law, NBC shall not correspond directly with the FDA, HPB or any other regulatory agency relating to the process of obtaining Approvals or any obtained Approval for the Light Sources, without DUSA's prior written permission. Notwithstanding the foregoing, NBC agrees to assist DUSA, as requested by DUSA, in preparing, submitting and maintaining applications for such Approvals.

     7.2 Information. Without limiting the provisions of Section 7.1 above, NBC shall promptly provide DUSA all written and other information, in NBC's possession or control, necessary or useful for DUSA to apply for, obtain and thereafter maintain Approvals for the Light Sources, including without limitation information relating to the Facility, process, methodology or components used in the design, manufacture, processing, or packaging of the Light Sources or other such information required to be submitted to the FDA (or its foreign equivalent) in the form of a marketing application. Except as otherwise expressly provided herein, DUSA shall restrict the use of such information solely for the foregoing purposes. Without limiting the foregoing and subject to Section 7.5 below, NBC agrees to immediately inform DUSA when any such information is no longer current and reflective of current manufacturing practices, procedures or the Specifications and to provide updated information to DUSA.

     7.3 Inspections. NBC shall permit the FDA, HPB and other regulatory agencies to conduct inspections of the Facility as the FDA or such other regulatory agencies may request, and shall cooperate with the FDA, HPB or such other regulatory agencies with respect to such inspections and any related matters. NBC agrees to give DUSA prior notice (when possible) of any such inspections, and to keep DUSA informed about the results and conclusions of each such regulatory inspection, including actions taken by NBC to remedy conditions cited in such inspections. In addition, NBC shall allow DUSA or its representative to assist in the preparation for and be present at such inspections. NBC shall provide DUSA with copies of any written inspection reports issued by such agencies and all correspondence between NBC and the agency related thereto, including, but not limited to, FDA Form 483, Notice of Observation, and all correspondence relating thereto. DUSA and its regulatory consultants, agents, marketing partners or other third parties agreed upon in advance by NBC, under reasonable confidentiality requirements, shall have access, to all quality assurance and QS audits of NBC for the purposes of assessment of regulatory compliance, to the buildings, records and areas of the Facility involved in the manufacture, testing, storage and shipment of the Light Sources.

     7.4 DUSA Cooperation. DUSA agrees to keep NBC informed as to the status of Approvals for Light Sources supplied hereunder.

     7.5 Maintenance of Approvals. Notwithstanding anything herein to the contrary, NBC shall not undertake any modifications to the Light Source design, manufacturing, processing or packaging that could delay or otherwise impact the Approvals or other regulatory submissions, including without limitation, regulatory product reviews, Investigational New Drug applications (INDs), New Drug Applications (NDAs) or any other compliance status without prior written agreement of DUSA. NBC shall obtain and maintain all licenses, permits and registrations other than Approvals (e.g., business licenses and the like) necessary to manufacture the Light Sources and supply them hereunder.

     7.6 Reporting. Pursuant to the FDA's and other applicable regulatory agency's regulations and policies, DUSA may be required to report to such regulatory agency information that reasonably suggests that a Light Source may have caused or contributed to the death or serious injury or has malfunctioned and that the Light Source would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. Accordingly, NBC agrees to inform DUSA of any such information promptly after becoming aware of it so that DUSA can comply with such reporting requirements. It is understood and agreed that reporting to DUSA shall be within twenty-four (24) hours to enable DUSA to comply with applicable reporting requirements.

                                    ARTICLE 8
                           PRODUCT WARRANTIES/SERVICE
                           --------------------------

     8.1 Product Warranties. NBC warrants and represents that:

          8.1.1 Specifications. All Light Sources supplied hereunder shall upon delivery to DUSA or such other location as specified by DUSA comply with the Specifications and shall conform with the information shown on the certificate of conformance provided for the particular shipment according to Section 3.2 hereof;

          8.1.2 QS. The Facility, and all Light Sources supplied hereunder upon delivery to DUSA or such other location as specified by DUSA, meet all applicable regulatory requirements (including applicable QS regulations) imposed by applicable regulatory agencies with respect to any Approval;

          8.1.3 Materials and Workmanship. Each Light Source shall be free from defects in materials, workmanship and design for a period of [c.i.] after its receipt by the end user (the "Warranty Period"). The foregoing warranty set forth in this Section 8.1.3 shall not apply to (i) the [c.i.] of the Light Source or (ii) defects in the design of the Output Regulating Circuitry System, Plastic Housing or the Stand.

          8.1.4 Limitations. For avoidance of doubt, defects in the manufacture of the Output Regulating Circuitry System, Plastic Housing and the Stand shall be covered by the warranties in this Section 8.1; provided, however, that NBC shall not be responsible for defects in materials, workmanship, design or manufacture of third-party components incorporated in the Output Regulating Circuitry System, Plastic Housing or Stand except to the extent such defect should have been discovered upon inspection of such third-party components in accordance with applicable industry standards; and

          8.1.5 No Encumbrance. Title to all Light Sources supplied hereunder shall pass as provided herein free and clear of any security interest, lien, or other encumbrance.

     8.2 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 8.1, NBC MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE LIGHT SOURCES, AND NBC HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES. EXCEPT FOR LIABILITY ARISING OUT OF 13 BELOW AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NBC'S MAXIMUM LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNTS RECEIVED BY NBC HEREUNDER.

     8.3 Warranty Service. During the Warranty Period, NBC agrees, at its expense, to correct, modify, repair or replace any Light Source failing to meet the warranties provided hereunder. Without limiting the foregoing, NBC shall use best efforts to provide on-site warranty repair service to end-users within the Territory within [c.i.].

     8.4 Extended Warranties. NBC may offer extended warranty service contracts to end-users of the Light Sources supplied hereunder. Such contracts shall be on reasonable and customary terms and conditions for services of a similar nature and shall not be any less favorable to the end-users of the Light Sources supplied hereunder than other end-users of other products manufactured by NBC. It is understood and agreed that DUSA may contract with third parties to provide extended warranty or out-of-warranty service for Light Sources or may provide such service itself.

     8.5 Out-of-Warranty Service; Spare Parts. NBC hereby undertakes to maintain repair capability for Light Sources during the term of this Agreement and for [c.i.] thereafter (the "Support Period") subject to its ability to source applicable components from third parties. In accordance with the foregoing, NBC shall, if requested by DUSA, provide out-of-warranty service on reasonable and customary terms and conditions. In addition during the Support Period, NBC agrees to [c.i.] DUSA and its designees spare and replacement parts [c.i.] and lead times therefor as may be required to service and maintain Light Sources. Where there are no such [c.i.], such spare or replacement parts shall be provided [c.i.] and lead times, and in any event NBC's prices, terms and conditions for providing services under this Section 8.5 shall be no less favorable to the customer than those offered by NBC to a third party for similar services or parts. Notwithstanding the foregoing, neither DUSA nor its customers shall have any obligation to order any such service, or spare or replacement parts from NBC.

     8.6 Epidemic Failures. In addition to and without limiting the warranties given above, where a defect in the design (excluding the design of the Output Regulating Circuitry System, Plastic Housing or Stand) of the Light Sources which effects a minimum of [c.i.] of the total units of any particular Light Source model (by SKU number) supplied hereunder (an "Epidemic Failure"), NBC shall, at its expense, and in a reasonable time period, remedy such Epidemic Failure in all units of such Light Source model (previously supplied or to be supplied hereunder).

     8.7 Recalls. In the event that DUSA is required by any regulatory agency to recall the Light Sources or if DUSA voluntarily initiates a recall of the Light Sources and in either case such recall is a result of a breach of any of the warranties under Section 8.1.1 through 8.1.3 above, NBC shall bear the direct costs of such recall. In addition, NBC agrees to cooperate with and assist DUSA in locating and retrieving, if necessary, Light Sources recalled for any reason. A recall of DUSA's products (including the Light Sources) for reasons other than those set forth in this Section 8.7 (including reasons due to force majeure) above shall not affect DUSA's obligation to purchase

Light Sources in accordance with Article 2 herein above, as may be modified, or DUSA's obligation under any outstanding purchase order hereunder.

     8.8 Documentation. NBC agrees to develop and provide to DUSA documentation describing routine maintenance, service and care of the Light Sources. In addition, upon DUSA's request, NBC agrees to provide DUSA such other information and documentation as DUSA may reasonably require in order to fulfill standard maintenance and support requirements on reasonable and customary terms and conditions.

                                    ARTICLE 9
                                   TRADEMARKS
                                   ----------

     9.1 Packaging and Labeling. The trade dress, style of packaging and the like with respect to the Light Sources will be determined by DUSA in consultation with NBC so as to be consistent with DUSA's standard trade dress and style (the "Packaging Specifications"). NBC shall be responsible for packaging and labeling the Light Sources delivered hereunder in accordance with the Packaging Specifications and all applicable regulatory requirements.

     9.2 Trademarks. Without limiting the provisions of Section 9.1 above, packaging materials and labels for the Light Sources shall display the Blu-U Trademark and the DUSA trade name (collectively, the "DUSA Marks"). Accordingly, DUSA hereby grants to NBC a license to use the DUSA Marks for the term of this Agreement for the purposes of supplying the Light Sources hereunder. The ownership and all goodwill from the use of the DUSA Marks shall vest in and inure to the benefit of DUSA. NBC hereby acknowledges DUSA's ownership rights in the DUSA Marks, and accordingly agrees that at no time during or after the term of this Agreement to challenge or assist others to challenge the DUSA Marks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to such DUSA Marks.

     9.3 Recordation. In those countries of the Territory where a trademark license must be recorded, DUSA will provide and record a separate trademark license for the DUSA Marks. NBC shall cooperate in the preparation and execution of such documents [c.i.].

                                   ARTICLE 10
                              TERM AND TERMINATION
                              --------------------

     10.1 Term. The term of this Agreement shall commence on the Effective Date and continue in full force until the tenth anniversary of the Effective Date, unless terminated earlier in accordance with this Article 10. This Agreement may be extended for an additional period by mutual written agreement of NBC and DUSA at least six (6) months prior to expiration of the then-current term hereof; provided, however, that neither NBC nor DUSA shall be obligated to approve any such extension and shall have no liability whatsoever by reason of any failure to agree on any such extension.

     10.2 Breach. This Agreement may be terminated by either party if the other party breaches any material term or condition of this Agreement and fails to remedy the breach within [c.i.] after being given written notice thereof. Notwithstanding the foregoing, in the event of breach by either party, the other party's right to terminate shall be stayed if the breaching party proposes a mutually agreeable plan to remedy such breach within [c.i.] period and remedies such breach within [c.i.] after being given written notice thereof. It is understood and agreed that this Section 10.2 is subject to the provisions of Section 14.3 below, excusing performance where performance is rendered impossible due to a Force Majeure Event, including without limitation failure of suppliers, in each case where such failure is beyond the reasonable control of the nonperforming party. For avoidance of doubt, among other things a delay by NBC of more than [c.i.] of the delivery date of any shipment of Light Sources ordered in accordance with Section 2.3 shall be deemed material.

     10.3 Convenience. Either party may terminate this Agreement upon twelve
(12) months' prior written notice to the other party, provided, however such notice may not be given prior to the third anniversary of the Effective Date.

     10.4 Termination for Insolvency. Either party may terminate this Agreement if the other becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition or the benefit of creditors, if that petition or proceeding is not dismissed with prejudice [c.i.] after filing.

     10.5 Survival. It is understood that termination or expiration of this Agreement shall not relieve a party from any liability which, at the time of such termination or expiration, has already accrued to the other party. The provisions of Sections 5.2, 8.1, 8.2, 8.3, 8.5, 8.6, 8.7 and 10.5 and Articles 1, 11, 13 and 14 shall survive the termination of this Agreement for any reason. Except as otherwise expressly provided in this Article 10, all other rights and obligations of the parties shall terminate upon termination of this Agreement.

                                   ARTICLE 11
                                 CONFIDENTIALITY
                                 ---------------

     11.1 Confidential Information. The parties may from time to time disclose to each other Confidential Information. "Confidential Information" shall mean any information disclosed by one party to the other party hereto which information is not generally known to the public and may include by way of example, but without limitation (a) information concerning the disclosing party's management, financial condition, financial operations, purchasing activities, sales activities, marketing activities and business plans, (b) information concerning or resulting from the disclosing party's research and development work, including, but not limited to, improvements, discoveries, inventions and new product ideas, (c) information of the disclosing party concerning actual or potential vendors or customers, (d) the disclosing party's computer programs, including source code, object code, algorithms, methods, structure and related information including diagrams, flow charts, designs, specifications, manuals, descriptions, instructions, explanations and improvements, and (e) information concerning the disclosing party's products, including plans, blueprints, parts and assembly drawings, specifications, descriptions, designs, diagrams, dimensions, tolerances, parts and components, which in each case if disclosed in tangible form is marked "confidential" or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally or by inspection is indicated orally to be confidential or proprietary by the party disclosing such information at the time of such disclosure and is confirmed in writing as confidential or proprietary by the disclosing party within forty-five (45) days after such disclosure. In addition, information or other subject matter owned by a party pursuant to the Co-Development Agreement shall be deemed to be Confidential Information of such party under this Agreement. Notwithstanding the foregoing or anything herein to the contrary, Confidential Information shall not include any information that, in each case as demonstrated by written documentation: (i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; (iv) was subsequently lawfully disclosed to the receiving party by a person other than the disclosing party; or (v) is developed independently by the receiving party without use of or reliance on the Confidential Information of the other party.

     11.2 Confidentiality. Each party agrees to hold and maintain in strict confidence all Confidential Information of the other party. Without limiting the foregoing, neither party shall use or disclose the Confidential Information of the other party, except as otherwise permitted by this Agreement or as may be necessary or useful to exercise its rights or perform its obligations under this Agreement. Nothing contained in this Article 11 shall prevent either party from disclosing any Confidential Information of the other party to (a) regulatory agencies for the purpose of obtaining approval to distribute and market the Light Sources (or products incorporating the Light Sources); provided, however, that all reasonable steps are taken to maintain the confidentiality of such Confidential Information to be disclosed; (b) to accountants, lawyers or other professional advisors or in connection with a merger, acquisition or securities offering, subject in each case to the recipient entering into an agreement to protect such Confidential Information from disclosure; or (c) is required by law or regulation to be disclosed; provided, however, that the party subject to such disclosure requirement has provided written notice to the other party promptly upon receiving notice of such requirement in order to enable the other party to seek a protective order or otherwise prevent disclosure of such Confidential Information.

                                   ARTICLE 12
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     12.1 NBC. NBC represents and warrants that: (i) it has full power to enter into this Agreement and to grant to DUSA the rights granted to DUSA hereunder;
(ii) it has obtained all necessary corporate approvals to enter into and execute the Agreement; (iii) it has not entered and will not enter into any agreements with any third party that are inconsistent with this Agreement; (iv) NBC has not granted any rights to any third parties to subject matter which would otherwise be included within the definition of NBC Technology; and (v) NBC shall fully comply with the requirements of any and all applicable federal, state, local and foreign laws, regulations, rules and orders of any governmental body having jurisdiction over the activities contemplated by this Agreement.

     12.2 DUSA. DUSA represents and warrants that: (i) it has full power to enter into the Agreement; (ii) it has obtained all necessary corporate approvals to enter and execute into this Agreement; (iii) it has not entered and will not enter into any agreements with any third party that are inconsistent with this Agreement; and (iv) DUSA shall fully comply with the requirements of any and all applicable federal, state, local and foreign laws, regulations, rules and orders of any governmental body having jurisdiction over the activities contemplated by this Agreement and the distribution of the Light Sources.

     12.3 Disclaimer. EXCEPT AS PROVIDED IN THIS 12 AND SECTION 8.1 ABOVE, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF AND EACH PARTY EXPRESSLY DISCLAIMS ANY SUCH ADDITIONAL WARRANTIES.

                                   ARTICLE 13
                                 INDEMNIFICATION
                                 ---------------

     13.1 DUSA. DUSA shall indemnify, defend and hold harmless NBC, its directors, officers, employees, agents, successors and assigns from and against all liabilities, expenses or costs (including reasonable attorneys' fees and court costs) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a third party alleging (i) the negligent or intentionally wrongful acts or omissions of DUSA; (ii) any breach by DUSA of its representations and warranties under Section 12.2 above; and (iii) infringement of any third party intellectual property arising from the use of a Light Source in the treatment or diagnosis of a medical disorder or as a result of the Output Regulating Circuitry System or Stand, in each case subject to the requirements set forth in Section 13.3 below. Notwithstanding the foregoing, DUSA shall have no obligations under this Article 13 for any liabilities, expenses or costs arising out of or relating to claims covered under Section 13.2 below.

     13.2 NBC. NBC shall indemnify, defend and hold harmless DUSA, its directors, officers, employees, agents, successors and assigns from and against all liabilities, expenses, and costs (including reasonable attorneys' fees and court costs) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a third party alleging (i) the negligent or intentionally wrongful acts or omissions of NBC; (ii) any breach by NBC of any of its representations and warranties under Sections 8.1 or 12.1; and (iii) infringement of any third party intellectual property arising from the Light Source device (excluding the Output Regulating Circuitry System or Stand) or manufacture thereof, in each case subject to the requirements set forth in
Section 13.3 below. Notwithstanding the foregoing, NBC shall have no obligations under this Article 13 for any liabilities, expenses or costs arising out of or relating to claims covered under Section 13.1 above.

     13.3 Indemnification Procedure. A party that intends to claim indemnification (the "Indemnitee") under this Article 13 shall promptly notify the indemnifying party (the "Indemnitor") in writing of any third party claim, suit or proceeding included within the indemnification described in this Article 13 above (each a "Claim") with respect to which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification under this Article 13 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor. The Indemnitee under this Article 13, and its employees, at the Indemnitor's request and expense, provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to such Claims.

     13.4 Insurance. Each party shall secure and maintain in effect during the term of this Agreement and for a period of five (5) years thereafter insurance policy(ies) underwritten by a reputable insurance company and in a form and having limits of at least one million dollars ($1,000,000) in the aggregate for exposures related to the Light Sources. Additionally, each party shall name the other party as additional insureds on such policy(ies). Upon request by the other party hereto, certificates of insurance evidencing the coverage required above shall be provided to the other party.



                                   ARTICLE 14
                                     GENERAL
                                     -------

     14.1 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the United States and the State of New Jersey without reference to conflict of laws principles and excluding the 1980 U.N. Convention on Contracts for the International Sale of Goods.

     14.2 Disputes. If NBC and DUSA, are unable to resolve any dispute between them, either NBC or DUSA may, by written notice to the other, have such dispute referred to the Chief Executive Officers (or equivalent) of NBC and DUSA, for attempted resolution by good faith negotiations within [c.i.] after such notice is received. Unless otherwise mutually agreed, the negotiations between the designated officers shall be conducted by telephone, within [c.i.] and at times within the period stated above offered by the designated officers of DUSA to the designated officer of NBC for consideration. If the parties are unable to resolve such dispute in accordance with the aforementioned procedure or within [c.i.], either party shall have the right to pursue any and all other remedies available to such party.

     14.3 Force Majeure. Nonperformance of any party (except for the payment of money and acceptance by DUSA of Light Sources pursuant to an outstanding purchase order hereunder) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming party (each a "Force Majeure Event"). Notwithstanding the foregoing, NBC's delay of the delivery date of any shipment of Light Sources ordered in accordance with
Section 2.3 shall not be excused for more than [c.i.] pursuant to this Section
14.3. This Section 14.3 shall not be deemed to limit DUSA's rights under Section
5.2 above.

     14.4 Delays. Time shall be of the essence for the performance of the party's obligations under this Agreement.

     14.5 Assignment. The parties agree that their rights and obligations under this Agreement may not be assigned or otherwise transferred to a third party without the prior written consent of the other party hereto. Any assignment in violation of this Section 14.5 shall be null and void. Notwithstanding the foregoing, either party may transfer or assign its rights and obligations under this Agreement to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee has agreed to be bound by the terms and conditions of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

     14.6 Notices. Any notice or report required or permitted to be given or made under this Agreement by either party shall be in writing and delivered to the other party at its address indicated below (or to such other address as a party may specify by notice hereunder) by courier or by registered or certified airmail, postage prepaid, or by facsimile; provided, however, that all facsimile notices shall be promptly confirmed, in writing, by registered or certified airmail, postage prepaid. All notices shall be effective as of the date received by the addressee.

    If to NBC:                         National Biological Corporation
                                       1532 Enterprise Parkway
                                       Twinsburg, OH 44087
                                       Attn: President
                                       Fax: (330) 425-9614

    with a copy to:                    Buckingham, Doolittle & Burroughs, LLP
                                       50 S. Main Street
                                       P.O. Box 1500
                                       Akron, OH 44309-1500
                                       Attn:  David Dreschler, Esq.
                                       Fax:   (330) 253-3627

    If to DUSA:                        DUSA Pharmaceuticals, Inc.
                                       181 University Ave.
                                       Suite 1208
                                       Toronto, Ontario M5H 3M7
                                       Attn:
                                       Fax:

    with a copy to:                    Wilson Sonsini Goodrich & Rosati
                                       Professional Corporation
                                       650 Page Mill Road
                                       Palo Alto, California 94304-1050
                                       Attn:  Kenneth A. Clark, Esq.
                                       Fax:  (650) 493-6811

         14.7 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party, except to prospective investors and to such party's accountants, attorneys and other professional advisors or as required by securities or other applicable laws, in which case the disclosing party shall seek confidential treatment to the extent available.

     14.8 Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

     14.9 Non-Waiver. Any waiver of the terms and conditions hereof must be explicitly in writing. The waiver by either of the parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

     14.10 Severability. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof shall be validly reformed so as to approximate the intent of the parties as nearly as possible and, if unreformable, shall be deemed divisible and deleted with respect to such jurisdiction, but the Agreement shall not otherwise be affected.

     14.11 Independent Contractors. The relationship of DUSA and NBC established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between DUSA and NBC. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

     14.12 Entire Agreement. The terms and provisions contained in the Agreement, including the Exhibits hereto, constitute the entire agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties. Without limiting the foregoing, the rights and obligations of the parties under the Co-Development Agreement (except for the payment of amounts due or to be due thereunder) with respect to the Light Source shall be deemed to be fulfilled; provided, however, otherwise the Co-Development Agreement shall remain in full force and effect in accordance with its terms. For avoidance of doubt, to the extent the terms and conditions of this Agreement and the terms and conditions of the Co-Development Agreement conflict, the terms and conditions of this Agreement shall control. No agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless set forth in a writing which specifically refers to the Agreement signed by duly authorized officers or representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

     14.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

DUSA PHARMACEUTICALS, INC.          NATIONAL                BIOLOGICAL

CORPORATION

By: /s/R. Carroll                                By: /s/H.J. Drechsler
   -----------------------                          --------------------------
Name: Ronald L. Carroll                          Name: Howard J. Drechler
     ---------------------                            ------------------------
Title: Executive V.P.                            Title: President
      --------------------                             -----------------------

                                    EXHIBIT A

                                  LIGHT SOURCE

                                   [Attached]



                                     [c.i.]

                                    EXHIBIT B
                             FORM OF PURCHASE ORDER

                                   [Attached]

DUSA Pharmaceuticals, Inc.                                            PURCHASE
                                                                      ORDER

400 Columbus Avenue

Vahalla, NY 10595; USA
                                                  P.O. Number:
Phone: 914 474 4300 Fax: 914 747 7563                         -----------------
                                                  (Page 1 of                 )
THE FOLLOWING NUMBER MUST APPEAR ON ALL RELATED
CORRESPONDENCE, SHIPPING PAPERS, AND INVOICES:


TO: VIA FACSIMILE:                                                     SHIP TO:



SUBJECT TO TERMS AND CONDITIONS OF THE PURCHASE AND SUPPLY AGREEMENT BETWEEN

         DUSA PHARMACEUTICALS, INC. AND NATIONAL BIOLOGICAL CORPORATION


 P.O. DATE                REQUISITIONER                         TERMS

                    DUSA Pharmaceuticals, Inc.                See Below




QUANTITY           DESCRIPTION                UNIT PRICE             TOTAL




                                               SUBTOTAL


                                                  TOTAL             $



1.        Please send two copies of your invoice.

2. Enter this order in accordance with the prices, terms, delivery method and all specifications listed above

3.        Please notify us immediately if you are unable to ship as specified


         IMPORTANT NOTATIONS:

1] Payment will be processed on a shipment of merchandise and receipt of an appropriate invoice

2]        This facsimile copy will be the only copy issued

3]        Credit references are attached.

Authorized for DUSA Pharmaceuticals, Inc.   Date

                                    EXHIBIT C

                                      PRICE

                         NATIONAL BIOLOGICAL CORPORATION
                            THE PHOTOTHERAPY EXPERTS!



To:      R. Carroll

From:    M. Friedman

Subject: Pricing - Blu-U 4170

Date:    9/24/98



Pricing for the Blu-U [c.i.] is listed below. Please note that this pricing is at best only [c.i.], and, therefore, should not be considered [c.i.]. In addition, pricing [c.i.] does not include [c.i.], as it is impossible to establish pricing without a finished good. Also, several items, such as the [c.i.] DUSA [c.i.], and the item marked [c.i.] in the DUSA provided bill of materials are not quoted due to lack of sufficient information.

Finally, pricing quoted is based [c.i.] as supplied to National Biological. Since neither DUSA or NBC is able to validate the accuracy of such bill until [c.i.], errors of omission, as well as costing errors by DUSA may have occurred which cannot at this time be accounted for, National Biological cannot therefore rely on these [c.i.] for any purposes other than [c.i.].

The following is our estimated cost to DUSA and, subject to the language in the P&S Agreement, may be used in the contract.

Quantity:                  [c.i.]           [c.i.]            [c.i.]

DUSA PRICE:                [c.i.]           [c.i.]            [c.i.]

                                    EXHIBIT D

                               ACCEPTANCE TESTING

                                     [c.i.]